Exhibit 99.2

EnerSys Acquires FIAMM’s Motive Power Battery Business

Reading, PA, USA, June 1, 2005 – EnerSys (NYSE: ENS) the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today that it completed the acquisition of FIAMM’s motive power battery business effective June 1. FIAMM motive power operates primarily in Europe and had sales of approximately €70 million (approximately $90 million) for its fiscal year ending December 31, 2004. The cash purchase price for this acquisition was €25 million (approximately $31.25 million). The company intends to finance this acquisition with a 6-year senior term loan. This transaction is expected to be dilutive to EnerSys’ fiscal year 2006 net earnings in the range of $0.02 per share and is expected to be accretive to net earnings within 12 months.

John D. Craig, Chairman, President and CEO of EnerSys stated, “We are pleased to complete the FIAMM acquisition and add its customers, brand and employees to our organization. This strategic transaction provides a significant increase in our motive power market position in Europe and provides an excellent platform to reduce costs, expand our product offerings and improve our service capabilities for existing FIAMM and EnerSys customers.” Additionally he said, “I am very confident in the EnerSys management team’s ability to successfully integrate the FIAMM business, as we have the experience, track record and plan to meet our future objectives.”

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Our actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors that could affect our results to differ materially from our forward-looking statement regarding the FIAMM transaction, please see our Form 8-K dated February 16, 2005.

For more information, contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 800-538-3627; Website: http://www.enersys.com.

EDITOR’S NOTE: EnerSys is the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunication and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.